Exhibit 10.1

Personal and Confidential

November 10, 2017

Robert H. Walls, Jr.

Re:	Employment Agreement Amendment

Dear Rob:

After your many years of service with iHeartMedia Inc (the “Company”), we understand your desire to pursue other opportunities. To ensure the smooth transition of your responsibilities to your successor, I am pleased to offer to amend your Employment Agreement, dated as of January 1, 2010 (the “Employment Agreement”) on the terms and conditions set forth below. Any terms not defined herein shall have the meanings set forth in the Employment Agreement.

1.    Transition Period. By entering into this amendment (the “Amendment”), you agree to continue your employment with the Company through June 30, 2018 (the “Completion Date”). During the period ending on the Completion Date (the “Transition Period”), you agree to continue to perform your duties and responsibilities in the ordinary course and to cooperate in transitioning your duties and responsibilities to other employees of the Company. You acknowledge and agree that “Good Cause” (as defined in the Employment Agreement or any other plan, program or arrangement) shall not exist in connection with, or as a consequence of, any diminution in the title, duties or responsibilities during the Transition Period. Effective on the Completion Date, your employment with the Company shall automatically terminate and shall be considered to be a voluntary termination of employment with the Company without Good Cause for purposes of your employment agreement with the Company so that you will not be eligible for severance or termination pay.

2.    Completion Payment. Subject to the terms and conditions set forth herein, you will receive a Completion Payment in the amount of $2,325,000 (the “Completion Payment”), (with such deductions for tax purposes as may be required pursuant to Section 5 hereof), subject to the Company’s receipt of your countersignature on this Amendment. Except as set forth in the next sentence, you agree that in the event your employment with the Company terminates for any reason (a “Termination”) before the Completion Date, you will be required to repay to the Company within ten (10) days of such termination 100% of the After-Tax Value of the Completion Payment. Notwithstanding the foregoing, in the event the Company terminates your employment for any reason other than Cause or your employment terminates due to your death or Disability, in each case, before the Completion Date (a “Qualifying Termination”) and you execute and do not revoke a customary release of claims in a form reasonably satisfactory to the Company, you will not be required to repay to the Company any portion of the Completion Payment.

For purposes of this Amendment, the (i) “After-Tax Value of the Completion Payment” means the applicable portion of the Completion Payment net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine the After-Tax Value of the Completion Payment, which determination shall be conclusive and binding, (ii) “Cause” has the applicable meaning set forth in the Employment Agreement and (iii) “Disability” means your inability, due to physical or mental incapacity, to perform the essential functions of your job, for two hundred seventy (270) consecutive days.

3.    Additional Payments. If you are terminated by the Company without Cause or you terminate for Good Cause, in each case, prior to the Completion Date, you shall be entitled to the following payments subject to your execution and non-revocation of a general release of claims in a form approved by the Company: (i) any portion of your Annual Bonus for 2017 to the extent that it is earned and unpaid as of your date of termination payable on the date other employee bonuses are paid and (ii) your Base Salary through the Completion Date, payable according to the Company’s regular payroll practices. By executing this Amendment, you agree and acknowledge that Section 8 of the Employment Agreement has no force or effect, and that any compensation you may be entitled to upon certain terminations of your employment are described herein.

4.    Release. As a condition to receiving the Completion Payment, you hereby agree to release any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees. “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Amendment; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after you sign this Amendment (including claims based on an event occurring after the date you sign this Amendment), (c) any claims or rights with respect to accrued compensation or benefits, (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates.

5.    Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6.    No Right to Continued Employment. Nothing in this Amendment will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

7.    Other Benefits. The Completion Payment is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

8.    Restrictive Covenants. Notwithstanding anything in this Amendment, Sections 4, 5, 6, and 9 of the Employment Agreement will continue in accordance with their terms.

9.    Effectiveness. This Completion Payment Agreement shall be effective as of November 10, 2017.

10.    Governing Law. This Amendment will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

11.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.    Entire Agreement; Amendment. This Amendment constitutes the entire agreement between you and the Company with respect to the Completion Payment and supersedes any and all prior agreements or understandings between you and the Company with respect to the Completion Payment, whether written or oral. This Amendment may be amended or modified only by a written instrument executed by you and the Company.

13.    Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Completion Payment, the intent of the parties is that the Completion Payment be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Amendment shall be interpreted in a manner consistent therewith.

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This Amendment is intended to be a binding obligation on you and the Company. If this Amendment accurately reflects your understanding as to the terms and conditions of the Completion Payment, please sign, date, and return to me one copy of this Amendment during the time period specified in paragraph 1 above. You should make a copy of the executed Amendment for your records.

Very truly yours, iHEARTMEDIA, INC.

/s/ Richard J. Bressler
Richard J. Bressler, President, COO, and CFO

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Completion Payment, and I hereby confirm my agreement to the same.

Dated: November 10, 2017

/s/ Robert H. Walls, Jr.
Robert H. Walls Jr.

Signature Page to Completion Payment Agreement